CURATIVE HEALTH SERVICES, INC.
                             Corporate Headquarters
                                150 Motor Parkway
                               Hauppauge, NY 11788

                                               May 1, 2000

To Holders of the Common Stock of CURATIVE HEALTH SERVICES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


         The 2000 Annual Meeting of Stockholders of Curative Health Services, Inc. will be held on Wednesday May 31, 2000 at 10:00 a.m., New York time, at the Company's corporate offices located at 150 Motor Parkway, Hauppauge, New York 11788, for the following purposes:

1. To nominate and elect nine (9) directors for terms expiring at the 2001 Annual Meeting of Stockholders;

2. To approve certain restricted stock awards granted to executive officers of the Company.

3. To vote on the adoption of the Curative Health Services, Inc. 2000 Stock Incentive Plan.

4. To vote on proposed amendments to the Company's Non-Employee Director Stock Option Plan.

5. To transact such other business as may properly be brought before the Meeting.

         It is important that your stock be represented at the Meeting regardless of the number of shares that you hold. Whether or not you plan to attend the Meeting in person, please complete, sign and date the enclosed proxy and return it promptly in the accompanying postage-paid envelope.

                                              By Order of the Board of Directors


                                              JOHN C. PRIOR
                                              Secretary

                                 PROXY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Curative Health Services, Inc. (the "Company"), for use at the Annual Meeting of Stockholders (the "Meeting") to be held Wednesday, May 31, 2000, at 10:00 a.m., New York time, at the Company's corporate offices located at 150 Motor Parkway, Hauppauge, New York 11788, and any adjournment thereof, for the purposes set forth in the Notice of Meeting. The shares represented by proxies in the form solicited will be voted in the manner indicated by a stockholder. In the absence of instructions, the proxies will be voted for the election of the nominees named in this Proxy Statement and for the management proposals discussed herein and in accordance with the judgment of the persons named in the proxy as to any other matters that properly come before the meeting.

         The mailing address of the executive office of the Company is 150 Motor Parkway, Hauppauge, New York 11788. This Proxy Statement and the enclosed proxy are being furnished to stockholders of the Company on or about May 1, 2000.

         Returning your completed proxy will not prevent you from voting in person at the Meeting should you be present and wish to do so. You may revoke your proxy any time before the exercise thereof by written notice to the Secretary of the Company, by the return of a new proxy to the Company, or by voting in person at the Meeting. Shares voted as abstentions on any matter (or a "withhold vote for" as to directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting, but will not be considered as present and entitled to vote with respect to such matters.

         Stockholders of record at the close of business on April 6, 2000 are entitled to notice of and to vote at the Meeting. The issued and outstanding capital stock of the Company entitled to vote as of April 6, 2000 consisted of 9,304,510 shares of common stock, $.01 par value per share (the "Common Stock"). Each issued and outstanding share of Common Stock is entitled to one vote.

         A copy of the Company's Annual Report for the year ended December 31, 1999 is being furnished to each stockholder with this Proxy Statement.

                                   PROPOSAL #1
                              ELECTION OF DIRECTORS

         Section 3.02 of the Company's By-laws provides that the number of members of the Board of Directors shall be six or such other number as shall be determined from time to time by resolution of the Board of Directors or the stockholders. The Board of Directors has by resolution set the number of directors at nine.

         The Company's By-laws provide that nominations of persons for election as directors are to be made at a meeting of stockholders called for that purpose, whether at the direction of the Board of Directors or by a stockholder as provided in the By-laws. Nine directors are to be elected at the Meeting, each to hold office until the next Annual Meeting of Stockholders and until his successor is elected and qualified. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and eligible to vote at the Meeting is required to elect a nominee as director. The persons named in the accompanying proxy will vote for the election of the nominees described herein, unless authority to vote is withheld. The Board of Directors has been informed that each of the nominees has consented to being named as a nominee and is willing to serve as a director if elected; however, if any nominee should decline or become unable to serve as a director for any reason, the proxy may be voted for such other person as the proxies shall, in their discretion, determine.

         The following table lists the persons to be nominated for election as directors and their offices in the Company, if any:

     Name                        Position
     ----                        --------
     John Vakoutis               President and Chief Executive Officer; Director
     Paul S. Auerbach, MD        Director
     Daniel E. Berce             Director
     Lawrence English            Director
     Joseph Feshbach             Director
     Daniel A. Gregorie, MD      Director
     Joel Kurtzman               Director
     Timothy I. Maudlin          Director
     Gerard Moufflet             Director

         Set forth below is certain information about each nominee for director of the Company, including each such person's name, age and principal occupations for the last five years.

      John Vakoutis, 52, has served as President and Chief Executive Officer of the Company since April 1995 and director of the Company since November 1994. Mr. Vakoutis joined the Company in November 1994 as an Executive Vice President and President, Wound Care business. Prior to joining the Company, Mr. Vakoutis spent ten years at Critical Care America ("CCA"), a New York Stock Exchange listed home infusion therapy company. In his role as Senior Vice President and Chief Operating Officer of CCA, Mr. Vakoutis was responsible for re-engineering product delivery methods and developing strategic partnerships with hospitals and physician groups.

     Paul S. Auerbach, M.D., M.S., 49, has been a director of the Company since February 2000. Since October 1999, Dr. Auerbach has served as a Venture Partner with Delphi Ventures, a venture capital firm. From 1997 until 1999, Dr. Auerbach served as Chief Operating Officer of MedAmerica, a private company, and from 1995 to 1996 as Chief Operating Officer of Sterling Healthcare Group, a publicly traded company. Prior to that, Dr. Auerbach was Professor and Chief of Emergency Medicine at Stanford University Medical Center and prior to that Vanderbilt University Medical Center.

     Daniel E. Berce, 46, has been a director of the Company since February 2000. Since November 1996, Mr. Berce has served as Vice Chairman and Chief Financial Officer and a Director of AmeriCredit Corp. a publicly traded finance company. From November 1994 until November 1996 Mr. Berce served as Executive Vice President, Chief Financial Officer and Treasurer of AmeriCredit Corp. and Vice President, Chief Financial Officer and Treasurer of the Company from May 1990 until November 1994. Prior to joining AmeriCredit, he was a partner with Coopers & Lybrand for four years and was with such firm for fourteen years. Mr. Berce is a certified public accountant. Mr. Berce is also a Director of INSpire Insurance Solutions, Inc., a publicly held company which provides policy and claims administration services to the property and casualty insurance industry.

     Lawrence P. English, 59, is a nominee for director of the Company. Since January 1999, Mr. English has been an independent business consultant to venture capital firms. From 1996 to 1999, Mr. English served as Founder, Chairman and Chief Executive Officer of Aesthetics Medical Management, Inc., a physician practice management company. From 1992 to 1996, Mr. English was President of CIGNA HealthCare, one of the nation's largest health maintenance organizations ("HMO"). Prior to 1992, Mr. English held numerous senior level positions at CIGNA. Mr. English is also a Director of Paracelsus Healthcare Corporation, a publicly traded company. Paracelsus Healthcare Corp. owns and operates acute care and related healthcare businesses in selected markets.

     Joseph L. Feshbach, 46, has been a director of the Company since February 2000. Since December 1998, Mr. Feshbach has been a private investor. From 1983 to 1998, Mr. Feshbach was a cofounder and General Partner of Feshbach Brothers, a money management and brokerage firm.

     Daniel A. Gregorie, M.D., 50, has been a director of the Company since October 1996. Since October 1997 he has been an independent health care consultant. From June 1989 to October 1997, Dr. Gregorie served as President and Chief Executive Officer of ChoiceCare Corporation, a public company in the HMO and managed care business. In 1996, Dr. Gregorie became a director of ChoiceCare and in 1997 served as Chairman until October 1997. From 1988 to 1989 Dr. Gregorie was President of Physician Management Services, Inc. of Hartford, Connecticut. Dr. Gregorie served as President, Chief Executive Officer and Regional Medical Director of Northeast Permanente Medical Group of Hartford, Connecticut from 1982 to 1988 and Vice President and Associate Regional Medical Director of Capital Area Permanente Medical Group of Washington, D.C. from 1980 to 1982.

     Joel Kurtzman, 52, has been a director of the Company since April 2000. Since July 1997, Mr. Kurtzman has been Lead Partner with Global Responsibility for Thought Leadership at Pricewaterhouse Coopers. From 1994 to 1999, Mr. Kurtzman was a consultant to Booz-Allen & Hamilton, Heidrick & Struggles and Microsoft. Concurrent with that, he was President and Chief Executive Officer of Knowledge Universe Publishing. Mr. Kurtzman is the former Editor of the Harvard Business Review, a former business editor and columnist at the New York Times and author of 15 books. Mr. Kurtzman serves on boards of for profit and non-profit companies. He was an international economist at the United Nations.

     Timothy I. Maudlin, 49, has been a director of the Company since 1984, and served as Secretary of the Company from November 1984 to December 1990. Mr. Maudlin served as President of the Company from October 1985 through December 1986. Mr. Maudlin has been the Managing General Partner of Medical Innovation Partners, a venture capital firm, since 1988 and since 1982 he has been an officer of the affiliated management company of Medical Innovation Partners. Mr. Maudlin also serves as Chief Financial Officer of Venturi Group LLC.

     Gerard Moufflet, 56, has been a director of the Company since November 1989. Since 1989, Mr. Moufflet has served as Senior Vice President of Advent International Corporation, a venture capital firm. Prior to joining Advent, Mr. Moufflet served as Corporate Vice President in charge of various Baxter International European operations and spent 17 years in marketing, financial and general management positions with that company's European businesses.

     The Company would like to thank Lawrence J. Stuesser, Gerardo Canet and Lawrence C. Hoff for their years of service as directors of the Company. Messers. Stuesser, Canet and Hoff have chosen not to stand for re-election.


Committees of the Board of Directors

         The Board of Directors has established an Audit Committee, a Compensation and Stock Option Committee, an Executive Committee, a Litigation Committee, a Nominating Committee, and a Regulatory Committee. The Audit Committee consists solely of outside directors, and its members during the fiscal year ended December 31, 1999 ("Fiscal 1999") were Messrs. Canet (as Chairman) and Moufflet. The Audit Committee generally reviews the scope of the audit with the independent public auditors and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The members of the Compensation and Stock Option Committee during Fiscal 1999 were Dr. Gregorie (as Chairman), Messrs. Hoff and Moufflet. All the members of the Compensation and Stock Option Committee, are "non-employee directors" (as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended). The Compensation and Stock Option Committee reviews and approves the compensation, including bonuses and benefits, of the executive officers of the Company and makes all determinations regarding the administration of the Company's Stock Option Plan including determining persons to whom options shall be awarded, the number and purchase price of the shares covered by each option and all other terms and conditions of the Option award.

         The members of the Executive Committee during Fiscal 1999 were Messrs. Stuesser (Chairman), Maudlin and Vakoutis. The Executive Committee was formed to review and advise the Board on strategic initiatives including, without limitation, equity investments, mergers, acquisitions and other business ventures. The members of the Litigation Committee during Fiscal 1999 were Messrs. Stuesser (Chairman) and Maudlin. The Litigation Committee was formed to monitor and review the status of the Department of Justice legal actions and the securities class action lawsuits and make recommendation to the Board. The members of the Regulatory Committee during Fiscal 1999 were Mr. Hoff (as Chairman) and Dr. Gregorie. The Regulatory Committee was formed to review and advise the Board on regulatory, compliance and clinical issues. The members of the Nominating Committee during Fiscal 1999 were Messrs. Stuesser (as Chairman) and Vakoutis. The Nominating Committee will consider nominees for director recommended by stockholders. In order to have nominees considered, stockholders must provide the Nominating Committee with written notice of such proposal not later than 60 days following the end of the fiscal year to which the next annual meeting of stockholders relates, together with such nominee's name, age, address, principal occupations for the preceding 10 years, and a brief statement in support of such nominee. The Nominating Committee is under no obligation to accept a nominee proposed by a stockholder pursuant to the foregoing procedure. All nominations ultimately made by the Nominating Committee are in such committee's sole discretion. In the alternative, a stockholder may nominate persons for election as directors by following the procedures set forth in the Company's By-laws.

         During Fiscal 1999 the Board of Directors met seven times; the Compensation and Stock Option Committee met five times; the Executive Committee and Litigation Committee met four times; the Audit Committee and Regulatory Committee met two times; and the Nominating Committee met once. Each director attended at least 75% of all meetings of the Board and applicable committees held during Fiscal 1999.

 Compensation of Directors

         In 1999 each non-employee director was paid an annual retainer of $12,000, $1,000 for each Board meeting attended, $350 for each Board meeting participated in by means of conference telephone, and reimbursement for expenses. Additionally, non-employee directors received an annual retainer of $1,500 for serving on each Committee except the chairman of the Compensation and Stock Option Committee for which a retainer fee of $2,500 is paid and the Nominating Committee for which no fee is paid. Non-employee directors also received a fee of $500 for each Committee meeting, except for meetings held on the same date as a Board meeting. In consideration for his service as Chairman of the Board, Mr. Stuesser was paid $48,000 in lieu of the annual retainer, committee or meeting fees. In addition, in consideration for their services on the Litigation Committee, Messers. Stuesser and Maudlin were paid $68,000 and $20,000 respectively. Mr. Stuesser was granted options to purchase 10,000 shares of common stock at $6.50 per share in consideration for his services on the Litigation Committee.

         In 1993, the Company established a Director Share Purchase Program (the "Program") to encourage ownership of its common stock by its directors. Under the program, each non-employee director can elect to forego receipt of annual retainer and meeting fees in cash and, in lieu thereof, receive shares of Common Stock having a market value at the date of issuance equal to the cash payment.

         In 1995, the Company established a Non-Employee Director Stock Option Plan (the "Plan"). The purpose of the Plan is to promote the success of the Company by attracting and retaining non-employee directors by supplementing their cash compensation and providing a means for such directors to increase their holdings of common stock. The Company believes it is important that the interest of the directors be aligned with those of its shareholders and that the Plan strengthens that link. The Plan provides for an automatic initial grant of options to purchase 10,000 shares of common stock, at market value on date of grant, to a non-employee director upon his or her initial election as a member of the Board. Further, the Plan provides for the automatic grant of an option to purchase 5,000 shares of common stock, at market value on date of grant, each time a non-employee director is re-elected as a member of the Board. Upon their re-election to the Board in May 1999, the non-employee members of the Board of Directors were each granted options to purchase 5,000 shares of common stock at $6.50 per share.

         In February 2000 the Board adopted a Non-Employee Director Severance Plan in order to promote the retention of the Company's current non-employee directors. Under this plan, any current non-employee director who is not nominated for re-election to the Board at the Annual Meeting held in 2000 or 2001 or who resigns from the Board following the entry of final non-appealable orders in the Company's pending litigation shall receive the following benefits, to be paid or granted, as the case may be, immediately following the date on which the director's service on the Board terminates:

   (i) a cash payment equal to the total amount of fees received by the director in the calendar year preceding the termination.

  (ii) a stock option under the Company's Non-Employee Director Stock Option Plan as though the director had been re-elected as a director on the Board in the termination year;

 (iii) and the option described in the preceding clause and all options granted to a qualifying non-employee director shall become fully vested and exercisable and shall remain exercisable until the second anniversary of the date on which the director's service on the Board terminates.

         In February 2000, in connection with the appointment of Messrs. Feshbach, Auerbach and Berce to the Company's Board of Directors, the Company entered into a Standstill Agreement with Mr. Feshbach and his brother, Matthew Feshbach, who together beneficially owned 6.9 percent of the Company's outstanding shares of Common Stock. Under the Standstill Agreement, the Company agreed to certain corporate governance provisions and certain changes in Board composition for the next two years, including fixing the number of directors to be elected at the 2000 and 2001 Annual Meetings of Shareholders at nine and adding in each of the next two years one new director to replace one incumbent director. In addition Mr. Feshbach and his brother agreed as follows:

  * not to acquire, or propose to acquire, directly or indirectly, more than 300,000 additional shares of the Company's outstanding common stock, except by way of options granted to directors or by way of stock dividends or other distributions by the Company made available to holders of voting securities generally;

  * not to form or join any  "group"  within the meaning of Section 13
    (d) (3) of the Securities Exchange Act of 1934 or to deposit any voting securities to any similar agreement or arrangement;

  * not to solicit proxies, directly or indirectly, or become a participant or engage in a solicitation with respect to any matter not recommended or approved by the Company's Board of Directors;

  * not to transfer or sell, directly of indirectly, any voting securities owned beneficially by them, other than (a) in certain open market transactions, (b) pursuant to any bona fide pledge or hypothecation for the benefit of a bona fide financial institution, (c) to another person controlled by the Feshbachs or
    (d) in connection with an acquisition transaction available to all holders of voting securities that is recommended by the Board of Directors and is either a tender offer or requires a shareholder vote;

  * not to solicit, initiate or encourage, directly or indirectly, proposals or offers to acquire the Company without the consent of a majority of the Board of Directors, not including Messrs. Joseph Feshbach, Auerbach or Berce; and

  * not to initiate communications, take any public position on matters pertaining to the Company or advocate a position not approved by the Board of Directors, or advocate any position that could have a reasonable possibility of causing a solicitation of proxies by any person other than the Company's Board of Directors.

                               EXECUTIVE OFFICERS

         Set forth below is certain information about each executive officer of the Company who is not a director of the Company, including name, age and principal occupations during the past five years. All of the executive officers of the Company are elected by the Board of Directors to serve until the next Annual Meeting of the Board of Directors or until their successors are elected and qualified.

         Carol Gleber, 48, has served as Chief Operating Officer since August 1996 and Senior Vice President, Operations since February 1994. From 1989 to 1994 she served as Regional Vice President for the Southwest Region. Ms. Gleber served as a consultant to the Company from 1987 to 1989 prior to joining the Company. From 1983 to 1987, Ms. Gleber served as Vice President of VHAE Consulting Services and was responsible for the National Strategy Practice which provided services to VHA hospitals and physicians in diversification activities, including but not limited to HMO/PPO's, Ambulatory and Outpatient Services.

         John C. Prior, 46, has served as Senior Vice President, Finance and Chief Financial Officer since August 1995. From February 1991 to August 1995 Mr. Prior served as Vice President of Finance and has been Secretary since October 1993. From July 1987 to February 1991 he served as Controller of the Company. From 1979 to 1987, Mr. Prior held a variety of positions in the Health Care Auditing/Consulting Group of KPMG Peat Marwick and was promoted to Senior Manager in 1984.

         Gary Jensen, 58, has served as a Division Vice President since 1987. From 1985 to 1987, Mr. Jensen served as President, Jensen & Associates, a health management company. In that capacity, Mr. Jensen provided management consultation regarding behavioral medicine, as well as discussions regarding mergers, acquisitions, facility development and operations.

         William C. Tella, 42, has served as Senior Vice President of Corporate Development and Technical Services since June 1999. From December 1995 to June 1999 Mr. Tella served as Vice President of Corporate Development and Communications. From October 1993 to 1995, he served as Vice President of Sales and Marketing. Mr. Tella held the position, Director of Marketing from November 1987 to 1993. Prior to joining the Company, Mr. Tella spent three years at Pharmacia Deltec, Inc. ("PDI"), a medical device company. In his role as Senior Marketing Director at PDI, Mr. Tella was responsible for product design and development of home infusion technology.

         Robert Heisler, 54, has served as a Division Vice President since January 1992. From December 1989 until 1991 he served as the Company's first Director of Sales. Prior to joining the Company Mr. Heisler was the General Manager of Execumed, LTD, a New York based Corporate Health services company. From 1981 to 1986 Mr. Heisler held Corporate Marketing and regional management positions with Quality Care and Kimberly Quality Care in the home health industry.

EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table summarizes the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and each of the other executive officers of the Company whose salary and bonus earned in Fiscal 1999 exceeded $100,000 (the "named executive officers").

                                                                                            Long Term
                                                      Annual Compensation                   Compensation
                                                      -------------------                   ------------
                                                                    Other       Restricted     Securities       All
Name and Principal                                                  Annual      Stock          Underling        Other
Position                        Year      Salary        Bonus       Comp.       Awards         Options          Comp
                                            ($)         ($) (1)     ($) (2)     ($) (3)        (#)              ($) (4)
-----------------------------------------------------------------------------------------------------------------------
John Vakoutis                   1999      302,113       211,479        -        137,500        88,000           3,200
   President & Chief            1998      285,012       217,554        -              -        18,500           3,200
   Executive Officer            1997      266,734       282,293        -              -       260,000           3,200

Carol Gleber                    1999      236,250       141,750        -        110,000        56,000           3,200
   Sr. Vice President           1998      225,000       145,827        -              -         7,500           3,200
   and Chief                    1997      188,366       169,611        -              -       110,000           3,200
   Operating
   Officer

John C. Prior                   1999      194,250       116,548        -         82,500        46,000           3,200
   Sr. Vice President           1998      185,000       121,827        -              -         7,500           3,200
   of Finance and               1997      161,423       153,751        -              -        67,500           3,200
   Chief Financial Officer

William C. Tella                1999      155,596        99,000        -         71,500        35,000           3,200
   Senior Vice President        1998      136,895        72,508        -              -         3,500           3,200
   Corporate Development        1997      123,452        66,496        -              -         2,500           2,469
   and Technical Services

Robert Heisler (5)              1999      138,077       104,836        -              -        13,550           3,200
   Division Vice President      1998      126,000        82,034        -              -         3,500           3,200


(1) Represents amounts awarded under the Company's Incentive Compensation Plan for the fiscal year indicated. All such awards are actually paid in the fiscal year immediately following the year for which the award is made.

(2) Amounts paid did not exceed the lesser of $50,000 or ten percent (10%) of salary and bonus for any of the named individuals.

(3) The number of restricted shares awarded were as follows: Mr. Vakoutis 25,000 shares, Ms. Gleber 20,000 shares, Mr.Prior 15,000 shares and Mr. Tella 13,000 shares. The values of such shares are calculated according to the closing price of the Company's common stock on August 11, 1999 of $5.50, the date of the award. See "Proposal #2 - Approval of Restricted Stock Awards Granted to Executive Officers of the Company" below for a summary of the terms of the restricted stock awards.

(4)    Represents company matching contributions to 401k Plan.

(5)    Mr. Heisler became an executive officer of the Company in October 1998.


Stock Option Tables

         The following tables summarize stock option grants and exercises during Fiscal 1999 to or by the named executive officers, and the value of the options held by such persons at the end of Fiscal 1999.

                          Option Grants in Fiscal 1999
----------------------------------------------------------------------------------------------------------------
                                                                                    Potential Realizable Value
                                                                                    at Assumed Annual Rates
                                                                                    of Stock Price Appreciation
                                          Individual Grants                                  for Option Term
----------------------------------------------------------------------------------------------------------------
                                        % of
                       Number of        Total
                       Securities       Options
                       Underlying       Granted to
                       Options          Employees       Exercise
                       Granted          in Fiscal       Price        Expiration
 Name                  (#) (1)          Year            ($/Sh)       Date              5% ($)         10% ($)
----------------------------------------------------------------------------------------------------------------
John Vakoutis           19,000           4.2%           11.50        3/9/2009          $  137,655     $  347,415
                        19,000           4.2%            6.50        5/26/2009             77,805        196,365
                        50,000          11.1%            5.50        8/11/2009            173,250        437,250

Carol Gleber             8,000           1.8%           11.50        3/9/2009              57,960        146,280
                         8,000           1.8%            6.50        5/26/2009             32,760         82,680
                        40,000           8.9%            5.50        8/11/2009            138,600        349,800

John C. Prior            8,000           1.8%           11.50        3/9/2009              57,960        146,280
                         8,000           1.8%            6.50        5/26/2009             32,760         82,680
                        30,000           6.7%            5.50        8/11/2009            103,950        262,350

William C. Tella         5,000           1.1%           11.50        3/9/2009              36,225         91,425
                        30,000           6.7%            6.50        5/26/2009            122,850        310,050

Robert Heisler           5,000           1.1%           11.50        3/9/2009              36,225         91,425
                         3,500           0.8%            6.50        5/26/2009             14,333         36,173
                         5,050           1.1%            5.50        8/11/2009             17,498         44,162

(1) The options are exercisable beginning one year from the date of grant with respect to one-third of the shares and thereafter become exercisable with respect to the balance of the shares in equal installments on the last day of each of the eight successive three month periods following the initial exercisability date.

                         OPTION EXERCISES IN FISCAL 1999
                                       AND
                           VALUE AT END OF FISCAL 1999

----------------------------------------------------------------------------------------------------------

                                                Number of Securities
                                                Underlying Unexercised       Value of Unexercised
                   Shares                       Options at                       In-the Money Options at
                   Acquired on      Value       Fiscal Year End (#)              Fiscal Year End ($)
                   Exercise         Realized
Name               (#)              ($)         Exercisable/Unexercisable    Exercisable/Unexercisable (1)
----------------------------------------------------------------------------------------------------------

John Vakoutis       -                -              190,080 / 338,920            $288,750/$105,250

Carol Gleber        -                -               43,265 / 160,585              25,456/ 100,000

John C. Prior       -                -               41,874 / 110,376              14,750/  77,500

William C. Tella    -                -               29,491 /  36,959              40,800/  37,500

Robert Heisler      -                -               17,241 /  15,509              16,275/  15,738


---------------------------------------------------------------------------------------------------------

(1) Calculation is based on the difference between the closing price of the Common Stock on December 31, 1999 and the exercise price of the options for each optionee.

Employment and Other Agreements

         On October 26, 1994 the Company entered into an employment agreement with Mr. Vakoutis which was amended as of April 17, 1995 and September 1, 1997. Under the employment agreement, as amended, Mr. Vakoutis initially received an annual salary of $285,000 and is entitled to participate in any incentive compensation programs in effect from time to time for executives of the Company. The salary under the employment agreement is subject to annual review and increase by the Compensation Committee. The employment agreement has an initial term of one year and renews automatically for additional one year periods unless notice of termination is given at least three months prior to renewal. The Company may terminate the employment agreement at any time with or without cause upon 30 days' prior written notice to Mr. Vakoutis, and Mr. Vakoutis may terminate the employment agreement upon 30 days' prior written notice to the Company. In the event the Company terminates the employment agreement without cause prior to a change of control (defined below), Mr. Vakoutis will be entitled to receive a lump sum severance payment equal to two times Mr. Vakoutis' then current base salary plus the arithmetic average of payments made to Mr. Vakoutis pursuant to the Company's Executive Bonus Compensation Program with respect to the three years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's Common Stock Option Plan, any unvested stock option awards that would have vested during the twelve month period following the date of termination shall vest and become immediately exercisable in full. If the employment agreement is terminated (or not renewed) by the Company without cause or by Mr. Vakoutis for good reason during the twelve month period immediately following a change in control (or is terminated or not renewed prior to a change in control at the request or insistence of any person in connection with a change in control), Mr. Vakoutis shall be entitled to a lump sum severance payment equal to the sum of the base salary which would otherwise have been payable for the remainder of the then current term plus an amount equal to the product of two times the sum of the then current annual base pay plus the arithmetic average of payments made to Mr. Vakoutis pursuant to the Company's Executive Bonus Compensation Program with respect to the three fiscal years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's Stock Option Plan, any unvested stock option awards shall vest and become immediately exercisable in full. The employment agreement also restricts Mr. Vakoutis from competing with the Company under certain circumstances during his employment with the Company and for a period of two years thereafter.

         On July 6, 1987, the Company entered into an employment agreement with Mr. Prior pursuant to which Mr. Prior agreed to serve as Controller of the Company. The employment agreement had an initial term through June 30, 1988 and has since been automatically renewed for subsequent one year terms. Mr. Prior was promoted to Vice President, Finance and Chief Financial Officer in February 1991. On September 1, 1997, the Company entered into an amended and restated employment agreement with Mr. Prior. Under the employment agreement, Mr. Prior initially received an annual base salary of $175,000 and is entitled to participate in any incentive compensation program in effect from time to time for executives of the Company. The salary under the employment agreement is subject to annual review and increase by the Compensation Committee. The employment agreement has an initial term of one year and renews automatically for additional one year periods unless notice of termination is given at least three months prior to renewal. The Company may terminate the employment agreement at any time with or without cause upon 30 days' prior written notice to Mr. Prior, and Mr. Prior may terminate the employment agreement at any time upon 30 days' prior written notice to the Company. In the event the Company terminates the employment agreement without cause prior to a change of control (defined below) or elect not to renew, Mr. Prior will be entitled to receive a lump sum severance payment equal to Mr. Prior's then current base salary plus the arithmetic average of payments made to Mr. Prior pursuant to the Company's Executive Bonus Compensation Program with respect to the three years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's Stock Option Plan, any unvested stock option awards that would have vested during the twelve month period following the date of termination shall vest and become immediately exercisable in full. If the employment agreement is terminated (or not renewed) by the Company without cause or by Mr. Prior for good reason during the twelve month period immediately following a change in control (or is terminated or not renewed prior to a change in control at the request or insistence of any person in connection with a change in control), Mr. Prior shall be entitled to a lump sum severance payment equal to the product of two times the sum of the then current annual base salary plus the arithmetic average of payments made to Mr. Prior pursuant to the Company's Executive Bonus Compensation Program with respect to the three fiscal years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's Stock Option Plan, any unvested stock option awards shall vest and become immediately exercisable in full. The employment agreement also restricts Mr. Prior from competing with the Company under certain circumstances during his employment with the Company and for a period of two years thereafter.

         On August 1, 1989, the Company entered into an employment agreement with Ms. Gleber, pursuant to which Ms. Gleber agreed to serve as Regional Vice President of the Company. Ms. Gleber was promoted to Senior Vice President, Wound Care Business in February 1994. On September 1, 1997, the Company entered into an amended and restated employment agreement with Ms. Gleber. Under the employment agreement, Ms. Gleber initially received an annual salary of $210,000 and is entitled to participate in any incentive compensation program in effect from time to time for executives of the Company. The salary under the employment agreement is subject to annual review and increase by the Compensation Committee. The employment agreement has an initial term of one year and renews automatically for additional one year periods unless notice of termination is given at least three months prior to renewal. The Company may terminate the employment agreement at any time with or without cause upon 30 days' prior written notice to Ms. Gleber, and Ms. Gleber may terminate the employment agreement at any time upon 30 days' prior written notice to the Company. In the event the Company terminates the employment agreement without cause prior to a change of control (defined below) or elects not to renew, Ms. Gleber will be entitled to receive a lump sum severance payment equal to Ms. Gleber's then current base salary plus the arithmetic average of payments made to Ms. Gleber pursuant to the Company's Executive Bonus Compensation Program with respect to the three years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's Stock Option Plan, any unvested stock option awards that would have vested during the twelve month period following the date of termination shall vest and become immediately exercisable in full. If the employment agreement is terminated (or not renewed) by the Company without cause or by Ms. Gleber for good reason during the twelve month period immediately following a change in control (or is terminated or not renewed prior to a change in control at the request or insistence of any person in connection with a change in control), Ms. Gleber shall be entitled to a lump sum severance payment equal to the product of two times the sum of the then current annual base salary plus the arithmetic average of payments made to Ms. Gleber pursuant to the Company's Executive Bonus Compensation Program with respect to the three fiscal years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's Stock Option Plan any unvested stock option awards shall vest and become immediately exercisable in full. The employment agreement also restricts Ms. Gleber from competing with the Company under certain circumstances during his employment with the Company and for a period of two years thereafter.

         On November 17, 1987, the Company entered into an employment agreement with Mr. Tella, pursuant to which Mr. Tella agreed to serve as Director of Marketing of the Company. In December 1995, Mr. Tella was promoted to Vice President of Corporate Development and Communications. On December 17, 1997, the Company entered into an amendment to its employment agreement with Mr. Tella pursuant to which if the Company terminates Mr. Tella's employment without cause, Mr. Tella is entitled to receive his then current base salary prorated on a monthly basis for the nine month period immediately following date of termination. On June 1, 1999, Mr. Tella was promoted to Senior Vice President - Corporate Development and Technical Services and entered into an amended and restated employment agreement with the Company. Under the employment agreement, Mr. Tella initially received an annual salary of $165,000 and is entitled to participate in any incentive compensation program in effect from time to time for executives of the Company. The salary under the employment agreement is subject to annual review and increase by the Compensation Committee. The employment agreement has an initial term of one year and renews automatically for additional one year periods unless notice of termination is given at least three months prior to renewal. The Company may terminate the employment agreement at any time with or without cause upon 30 days' prior written notice to Mr. Tella, and Mr. Tella may terminate the employment agreement at any time upon 30 days' prior written notice to the Company. In the event the Company terminates the employment agreement without cause prior to a change of control (defined below) or elects not to renew, Mr. Tella will be entitled to receive a lump sum severance payment equal to Mr. Tella's then current base salary plus the arithmetic average of payments made to Mr. Tella pursuant to the Company's Executive Bonus Compensation Program with respect to the three years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's Stock Option Plan, any unvested stock option awards that would have vested during the twelve month period following the date of termination shall vest and become immediately exercisable in full. If the employment agreement is terminated (or not renewed) by the Company without cause or by Mr. Tella for good reason during the twelve month period immediately following a change in control (or is terminated or not renewed prior to a change in control at the request or insistence of any person in connection with a change in control), Mr. Tella shall be entitled to a lump sum severance payment equal to the product of two times the sum of the then current annual base salary plus the arithmetic average of payments made to Mr. Tella pursuant to the Company's Executive Bonus Compensation Program with respect to the three fiscal years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's Stock Option Plan any unvested stock option awards shall vest and become immediately exercisable in full. The employment agreement also restricts Mr. Tella from competing with the Company under certain circumstances during his employment with the Company and for a period of two years thereafter.

         On October 21, 1998 the Company entered into an employment agreement with Mr. Heisler. Under the employment agreement, Mr. Heisler initially received a base salary of $126,000 and is eligible to participate in any incentive compensation program in effect from time to time for executives of the Company. The salary under the employment agreement is subject to annual review in accordance with Company practices. The employment agreement has an initial term of one year and renews automatically for additional one year periods, unless notice of termination is given at least 60 days prior to renewal. The Company may terminate the employment agreement at any time with or without cause upon 60 days prior written notice to Mr. Heisler, and Mr. Heisler may terminated the employment agreement at any time upon 60 days prior written notice to the Company. In the event of the Company terminates the employment agreement without cause, Mr. Heisler shall be entitled to severance equal to the base salary, then in effect, prorated on a monthly basis for nine months from date of termination. The employment agreement also restricts Mr. Heisler from competing with the Company under certain circumstances during his employment with the Company and for a period of one year thereafter.

         In August 1995, the outstanding options held by the executive officers of the Company were amended to provide for the acceleration of vesting of the options upon a change in control of the Company. For the purpose of these amendments, the term "change in control" includes a sale of substantially all of the Company's assets; the acquisition by a person or group of beneficial ownership of 51% or more of the outstanding Common Stock or the commencement of a tender offer for such an acquisition; a merger in which the shareholders of the Company receive shares of another company; a reorganization, merger or other transaction resulting in the consolidation of the Company with another company for federal income tax purposes; a change in the members of the Board of Directors such that a majority of the Board of Directors was not recommended by the Board of Directors for election by the stockholder; and any other transaction in which there is a sufficient change in the share ownership of the Company to change the effective control of the Company.

                                PERFORMANCE GRAPH

         The graph below compares the cumulative total return on the Company's Common Stock during the five year period ended December 31, 1999 with the cumulative total return of the Nasdaq Composite Index and the Nasdaq Health Services Index (assuming the investment of $100 in each vehicle on January 1, 1995 and reinvestment of all dividends).

                      COMPARISON OF CUMULATIVE TOTAL RETURN
       NASDAQ US STOCKS, CURATIVE COMMON & NASDAQ HEALTH SERVICES INDICES

               Curative Health           NASDAQ                  NASDAQ
               Services, Inc.            U.S. Stocks             Health Services
1994           $100.000                  $100.000                $100.000
1995            308.108                   140.594                 120.865
1996            598.649                   172.987                 120.669
1997            656.757                   211.951                 123.811
1998            724.324                   298.857                 104.949
1999            167.568                   553.075                  85.562


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation and Stock Option Committee of the Board of Directors (the "Committee") is responsible for reviewing the performance of the Company's executive officers and establishing their compensation, including base salary, bonus incentive compensation and other benefits, if any, as well as grants to executive officers and other employees of long-term compensation incentives in the form of stock options pursuant to the Curative Health Services, Inc. 1991 Stock Option Plan, as amended. The Committee also makes recommendations as to compensation policies for the overall Company. The Committee is composed of four independent, non-employee directors. The key objectives of the Committee in administering executive compensation are the following:

* Aligning the economic interests of executive officers with both the short-and long-term interests of stockholders.

* Motivating executive officers to undertake strategic business initiatives and rewarding them for the successful development and implementation of those initiatives.

* Attracting and retaining key executive officers who will contribute to the long-term success of the Company.

         At present, there are three main components of compensation for executive officers: base salary, short-term incentive compensation in the form of annual bonuses and long-term incentive compensation in the form of stock options.

         In 1997, the Committee retained an outside compensation consultant to conduct a Strategic Compensation Review of the Company's four senior executive officers including the President and Chief Executive Officer, Senior Vice President and Chief Operating Officer, Senior Vice President of Finance and Chief Financial Officer and Senior Vice President of Technical Services. The review encompassed base salary, annual incentive compensation and long-term incentive compensation. The review included discussions with selected senior management executives and members of the Committee and an analysis of competitive compensation data for senior executives compiled from a 15 company peer group. In establishing the 1999 compensation, the Committee referred to the 1997 Strategic Compensation Review.

Base Salary

         The Committee sets base salaries for executive officers (including the President and Chief Executive Officer) with reference to the specific responsibilities of the executive officer, his or her experience in the industry, and other competitive factors. The Committee reviews each executive officer's base salary annually and makes appropriate adjustments depending upon industry trends in executive salaries, Company financial and operating performance, and such individual's performance and contribution to the Company's growth and success. Based upon these factors, the Committee increased the base salaries of the Company's executive officers (other than the President and Chief Executive Officer) for the year ended December 31, 1999 by an average of approximately 7.7 percent over their base salaries for the prior year.

         The base salary for Mr. Vakoutis who served as President and Chief Executive Officer, was increased 6 percent for the year ended December 31, 1999 to $302,113. In determining this salary, the Committee assessed the factors and criteria enumerated above, as well as Mr. Vakoutis' role in connection with a number of the Company's accomplishments during the year including without limitation, the Company's revenue growth of 18 percent in Fiscal 1998 and operating income growth of 44 percent in Fiscal 1998. Based upon this assessment the Committee believed the increase was an appropriate reward for Mr. Vakoutis' performance.

Bonus Incentive Compensation

         The executive officers of the Company (including the President and Chief Executive Officer) participate in the Company's Annual Incentive Compensation Program, pursuant to which each executive officer is eligible to earn a cash bonus for each fiscal year of the Company equal to a predetermined percentage of such officer's base salary, as a function of the Company's achievement of operating earnings goals and certain other milestones.
Furthermore, a predetermined weighting of the earnings goals and certain milestones is set for each officer. Additionally, the executive officers (except the Vice President of Wound Care Business Unit) are eligible to participate in an earnings over-achievement incentive.

         At the beginning of each fiscal year of the Company, the Board of Directors approves earnings goals for the Company for such year, and a matrix containing pre-determined percentages of the executive officers' base salary that will be paid in the form of a cash bonus if the Company achieves these targeted goals is approved by the Committee. The percentages increase as the earnings goals exceed established levels. In addition, at the beginning of each fiscal year the Committee establishes certain operational milestones for the Company related to revenue growth, the achievement of healing outcomes of patients treated at the wound care programs, the opening of specified numbers of Wound Care programs, other meaningful corporate goals which the Company might expect to accomplish in such fiscal year and an individual milestone for each officer. The Committee also establishes a specified percentage of the executive officers' base salaries that will be paid in relation to the achievement of each milestone. The earnings goals and the special milestones established by the Committee will permit the executive officers, except the President and Chief Executive Officer, to earn up to 60 percent of their base salary in the form of a cash bonus. Additionally, the executive officers, except the Division Vice Presidents, participate in an earnings over-achievement incentive pursuant to which each executive officer is entitled to earn a cash bonus equal to a predetermined percent of operating earnings in excess of established operating earnings goals. The executive officers' actual bonuses are awarded and paid in the following fiscal year once the Company's financial results and milestone achievements for the prior fiscal year have been finally determined.

         In early 1999, the Committee revised the original executive incentive compensation plan to reflect a change in the Company's expectations of its financial performance as a result of unanticipated events particularly related to the Company's pending litigation. The changes included lowering the Company's quarterly earnings projections and further earnings revisions to be pre-determined by the Committee on a quarterly basis. Additionally, the Committee revised the original special milestones to address operational changes related to the litigation, crisis management and communication. At the same time, the committee removed the earnings over-achievement incentive and changed the predetermined weighting of the earnings goals and milestones.

         For fiscal 1999, the Company achieved the revised quarterly operating earnings expectations and as a result, the officers of the Company earned the maximum payout potential operating earnings portion of the program. The executive officers, except the President and Chief Executive Officer, on average were awarded 58 percent of their base salary in the form of cash bonus compensation related to the operating earnings and milestone achievements for fiscal 1999. Approximately 25 percent related to the achievement of operating earnings goals and 33 percent related to the accomplishment of special milestones. Additionally, Mr. Heisler, Division Vice President, was awarded a special bonus of $40,000 related to additional management responsibilities and contract negotiations.

         The revenue and earnings goals and special milestones described above permit Mr. Vakoutis, President and Chief Executive Officer, to earn up to 70 percent of his base salary in the form of cash bonus. Additionally, Mr. Vakoutis' participation in the operating earnings over-achievement incentive entitles him to earn an amount equal to four percent of operating earnings in excess of established operating earnings goals. Mr. Vakoutis earned the maximum payout of 70 percent of his base salary. Approximately 14 percent related to the achievement of operating earnings goals and 56 percent related to the successful accomplishment of special milestone enumerated above. Mr. Vakoutis did not earn an operating earnings over-achievement incentive.

Stock Options and Restricted Stock Awards

         In 1996, the Company established a Long-Term Incentive Compensation Program (the "Program") for granting stock options pursuant to the Company's 1991 Stock Option Plan. Such options are granted with a view toward attracting and retaining executive officers and other employees by giving such persons a stake in the long-term success of the Company. Stock option grants are made for an annual performance cycle. The number of shares for an annual grant is determined by the ratio of the average of the month end market price per share to a percentage of the base salary or average base salary for each executive officer. The exercise price for each annual grant is the market price per share at the close of business on the date grants are approved by the Committee. In March 1999, the executive officers, excluding the President and Chief Executive Officer, were initially awarded on average individual stock option grants equal to the ratio of an average market price of $30.65 to 100 percent of base salary. The annual grant for Mr. Vakoutis, President and Chief Executive Officer was equal to the ratio of the average market price of $30.65 to 200 percent of his base salary.

         As a result of the tumultuous business environment created by the Company's legal issues and a significant decline in the Company's stock price, the Committee determined that additional grants and restricted stock awards to the executive officers were needed to retain key executive officers necessary to manage the Company through these troubling times. Accordingly, in May 1999 each of the executive officers, including the President and Chief Executive Officer, were granted an individual stock option equal to the number of shares provided in the annual stock option grant. Additionally, in August 1999 certain executive officers, including the President and Chief Executive Officer, were granted an additional stock option and a restricted stock award. The number of shares covered by the August 1999 stock option and restricted stock award taken together was equal to 150 percent of the executive officer's base salary divided by an average market price for the Common Stock of $6.00 per share. The number of shares awarded were allocated 75% as option grants and 25% as restricted stock.

Deductibility of Executive Compensation

         Section 162(m) of the Internal Revenue Code of 1986, as amended, sets a $1.0 million limit on the amount of deductible compensation that can be paid in any year to an executive officer of the Company. "Qualified performance-based compensation" (as defined under Section 162(m)) is excluded from the calculation of this $1.0 million limit. Although the Committee does not believe that the annual compensation for 162(m) purposes for any of the Company's executive officers will exceed $1.0 million in fiscal 1999, the Company has taken the necessary steps to allow stock options granted under the 1991 Stock Option Plan to qualify as "qualified performance-based compensation" and so be excluded from this calculation.

Members of the Compensation and Stock Option Committee:

Daniel A. Gregorie, MD, Chairman
Daniel E. Berce, Member (effective February 22, 2000)
Lawrence Hoff, Member
Gerard Moufflet, Member

           STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the beneficial ownership of Common Stock of the Company as of March 15, 2000 with respect to (1) each person who owned of record or was known by the Company to own beneficially more than 5 percent of the issued and outstanding shares of Common Stock, (2) each director, (3) each named executive officer, and (4) all directors and executive officers as a group.


                                                                                Percentage of
                                                Amount and Nature               Common Stock
Name and Address                                of Beneficial Ownership (1)     Outstanding
---------------------------------------------------------------------------------------------
Joseph Feshbach.................................                675,800 (2)        6.9%
         27600 Edgerton Road
         Los Altos Hills, CA 94022

Wellington Management Company...................                627,800 (3)        6.4%
         75 State Street
         Boston, MA 02109

Basil P. Regan..................................                542,900 (3)        5.5%
         Regan Partners LP.
         6 East 43rd Street
         New York, NY 10017

Paul Auerbach...................................                      -            *
Daniel Berce....................................                  6,000            *
Daniel A. Gregorie, MD..........................                 14,832 (4)        *
Timothy I. Maudlin..............................                 17,500 (5)        *
Gerardo Canet...................................                 21,417 (6)        *
Lawrence Hoff...................................                 17,600 (7)        *
Gerard Moufflet.................................                 41,500 (7)        *
Lawrence J. Stuesser, Jr........................                 48,500 (8)        *
John Vakoutis...................................                191,750 (9)        1.9%
Carol Gleber....................................                 44,100 (10)       *
John C. Prior...................................                 47,800 (11)       *
William C. Tella................................                 30,441 (12)       *
Robert Heisler..................................                 17,450 (5)        *
All directors and executive officers as
 a group (14 persons)...........................              1,189,224 (13) (2)   11.6%

 *   Ownership does not exceed 1%

(1) Except as indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock.

(2) Includes 332,700 shares beneficially owned by Mr. Feshbach's brother, Matthew Feshbach, because Matthew and Joseph Feshbach have agreed to act together for the purpose of voting their shares of Common Stock. Additionally, includes 327,600 shares owned by Mr. Feshbach's spouse and children. Mr. Feshbach disclaims beneficial ownership of the shares owned by his brother, spouse and children.

(3) Based upon information contained in the most recent Scheduled 13G filed by each entity with the Commission and received by the Company.

(4) Includes 13,332 shares subject to options exercisable within 60 days of March 15, 2000 ("currently exercisable options").

(5)  Represents shares subject to currently exercisable options.

(6)  Includes 15,417 shares subject to currently exercisable options.

(7)  Includes 17,500 shares subject to currently exercisable options.

(8)  Includes 42,500 shares subject to currently exercisable options.

(9) Includes 181,750 shares subject to currently exercisable options. Does not include 25,000 restricted shares awarded in August 1999 subject to shareholder approval at the Meeting.

(10) Includes 44,100 shares subject to currently exercisable options. Does not include 20,000 restricted shares awarded in August 1999 subject to shareholder approval at the Meeting.

(11) Includes 42,500 shares subject to currently exercisable options. Does not include 15,000 restricted shares awarded in August 1999 subject to shareholder approval at the Meeting.

(12) Includes 29,700 shares subject to currently exercisable options. Does not include 13,000 restricted shares awarded in August 1999 subject to shareholder approval at the Meeting.

(13) Includes 453,783 shares subject to currently exercisable options by all directors and executive officers as a group.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and all persons who beneficially own more than ten percent of the outstanding shares of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of such Common Stock. Directors, executive officers and ten percent or more beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports filed. Based solely on a review of the copies of such forms and certain representations, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and ten percent shareholders were in compliance, except that Mr. Moufflet inadvertently omitted the acquisition of 4,000 shares of common stock of the Company in the September 1999 Form 4 filing with the Securities and Exchange Commission. A Form 4 has since been filed with respect thereto.

                                  PROPOSAL # 2

     APPROVAL OF RESTRICTED STOCK AWARDS GRANTED TO EXECUTIVE OFFICERS OF THE COMPANY.

         On August 11, 1999, the Board of Directors upon recommendation from the Compensation and Stock Option Committee approved restricted stock awards to the Company's executive officers as follows:

                                         Number of
                                     Common Shares
                                           Awarded

                    Mr. Vakoutis            25,000
                    Ms. Gleber              20,000
                    Mr. Prior               15,000
                    Mr. Tella               13,000

         The restricted stock awards were granted by the Board of Directors as a means of retaining key executive officers of the Company. Additionally, the Board of Directors believes that it is important that the interests of the executive officers be aligned with the interests of the Company's stockholders and, consequently, approved the restricted stock awards as a means of further strengthening that link. Each of the restricted stock awards (the "Awards") was granted subject to the terms set forth in a restricted stock award agreement (the "Award Agreements") dated as of August 11, 1999 between the Company and each of the executive officers and was expressly conditioned upon approval by the stockholders at the Meeting.

         Under the terms of the Award Agreements, the shares subject to each Award vest at the rate of one third of such shares on the earlier of August 11, 2000 or the date on which the "base fair market value" of a share of the Company's Common Stock is $14, one-third on the earlier of August 11, 2001 or the date on which the base fair market value of a share of Common Stock is $17 and one-third on the earlier of August 11, 2002 or the date on which the base fair market value of a share of Common Stock is $20, provided that the executive officer remains continuously employed by the Company until each of such dates. The "base fair market value" of a share of Common Stock is the lowest closing price of the Common Stock on any of the 30 trading days immediately preceding the date of calculation. Notwithstanding the foregoing, the shares subject to each Award will vest immediately in the event of a change in control of the Company, or a termination of the executive officer which causes the officer's stock options to vest and become exercisable in accordance with the terms of his or her employment agreement (see "Executive Compensation - Employment and Other Agreements" above). In addition, except as described above, if the officer's employment is terminated due to disability or death, or without cause, then a pro rata portion of the shares subject to the Award will vest based on the number of months that the officer was employed after the date of the Award Agreement divided by 36. Except as described above, if the officer ceases to be an employee of the Company prior to the vesting of any of the shares subject to an Award, then those unvested shares will be forfeited.

         In the event that the vesting of any shares subject to an Award is accelerated prior to the Meeting, the executive officer will forfeit such shares and receive instead an amount of cash equal to the fair market value of those shares. If the stockholders fail to approve the Awards at the Meeting, then the executive officers will forfeit the shares subject to the Awards and instead, subject to the vesting schedule, will receive an amount of cash equal to the fair market value of any forfeited shares that would have vested, provided that the executive officer must immediately use such cash to purchase shares of Common Stock in the open market.

         The Award Agreements also provide that the shares subject to an Award cannot be sold, assigned, transferred, gifted, pledged, hypothecated, or in any manner encumbered or disposed of unless, as of the date of such transfer, the shares are vested and, so long as the executive officer is employed by the Company, the executive officer owns shares of Common Stock having an aggregate fair market value at least equal to the officer's current annual base salary. Under each Award Agreement, the Company is obligated to loan the executive officer the funds necessary to pay the federal and state income and social security taxes incurred by the officer in connection with the Award. This loan will bear interest and be payable upon the earlier of August 15, 2002 or termination of the officer's employment by the Company.


THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF RESTRICTED STOCK AWARDS. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and eligible to vote at the Meeting is required to approve this proposal.

                                   PROPOSAL #3
                PROPOSAL TO APPROVE THE 2000 STOCK INCENTIVE PLAN

         On April 25, 2000, the Board of Directors adopted the Curative Health Services, Inc. 2000 Stock Incentive Plan (the "Plan"), subject to shareholder approval. The purpose of the Plan is to aid in attracting and retaining personnel capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company's business and to afford such persons an opportunity to acquire a proprietary interest in the Company. The following summary description of the Plan is qualified in its entirety by reference to the full text of the plan, which is available upon a request to the Secretary of the Company.

Summary of the Plan

         The Plan will authorize the issuance of 1,600,000 shares of the Company's Common Stock. As of April 25, 2000, an aggregate of 1,813,353 shares were subject to outstanding awards under the Company's 1991 Stock Option Plan, as amended (the "Prior Plan"). There are no shares available under the Prior Plan for future grants. Upon the effectiveness of the Plan, no additional stock options or other awards will be granted under the Prior Plan. Any shares that are used by a Plan participant as full or partial payment to the Company of the purchase price relating to an award, or in connection with the satisfaction of tax obligations relating to an award in accordance with the provisions relating to tax withholding under the Plan, will again be available for the granting of awards under the Plan. In addition, if any shares covered by an award under the Plan are not purchased or are forfeited or are otherwise not delivered, then such shares shall again be available for granting awards under the Plan. Notwithstanding the foregoing, the total number of shares of Common Stock that may be purchased upon exercise of Incentive Stock Options (as defined below) granted under the Plan (subject to adjustment as described below) may not exceed 1,600,000 shares. In addition, in order to ensure that awards under the Plan will be "performance-based" compensation and so deductible for tax purposes under Section 162(m) of the Internal Revenue Code of 1986, as amended (the
"Code"), the Plan will provide that, no person may be granted awards representing an aggregate of more than 500,000 shares of Common Stock in the aggregate in any calendar year.

Eligibility

         Any employee, officer, consultant, independent contractor or Director providing services to the Company or any of its affiliates is eligible to receive awards under the Plan. The Company estimates that approximately 200 individuals will be eligible to participate in the Plan during 2000. The Plan will become effective immediately upon approval by the shareholders of the Company and will terminate on the tenth anniversary of such approval.

Types of Awards; Plan Administration

         The Plan will permit the granting of (a) stock options, including incentive stock options ("Incentive Stock Options") meeting the requirements of
Section 422 of the Code, and stock options that do not meet such requirements ("Nonqualified Stock Options"), (b) restricted stock and restricted stock units,
(c) performance awards, (d) stock appreciation rights ("SAR's"), and (e) other awards valued in whole or in part by reference to or otherwise based upon the Company's stock ("other stock-based awards"). The Plan will be administered by a committee of the Board of Directors consisting exclusively of two or more members of the board of directors who are not also employees of the Company (the "Committee"). The Committee will have the authority to establish rules for the administration of the Plan, to select the individuals to whom awards are granted, to determine the types of awards to be granted and the number of shares of Common Stock covered by such awards, and to set the terms and conditions of such awards. The Committee may also determine whether, and to what extent, any amounts payable with respect to awards under the Plan would be deferred, and whether any deferral would be automatic, at the election of the holder of the award or the Committee. Determinations and interpretations with respect to the Plan will be at the sole discretion of the Committee, whose determinations and interpretations will be binding on all interested parties. The Committee may delegate to one or more officers the right to grant awards under the Plan, except with respect to officers or directors of the Company or any affiliate of the Company who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "1934 Act").

         Awards will be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. Awards may provide that upon the grant or exercise thereof the holder will receive shares of Common Stock, cash or any combination thereof, as the Committee shall determine. The exercise price per share under any stock option, the grant price of any SAR, and the purchase price of any security which may be purchased under any other stock-based award shall not be less than 100% of the fair market value of the Company's Common Stock on the date of the grant of such option, SAR or award. Options shall be exercised by payment in full of the exercise price, either in cash or, at the discretion of the Committee, in whole or in part by tendering shares of Common Stock or other consideration including, without limitation, promissory notes, other securities, other awards or other property, or any combination thereof, having a fair market value on the date the option is exercised equal to the exercise price. Determinations of fair market value under the Plan shall be made in accordance with methods and procedures established by the Committee.

         The Plan provides that the Committee may grant reload options, separately or together with another option, and may establish the terms and conditions of such reload options. Pursuant to a reload option, the optionee would be granted a new option to purchase the number of shares not exceeding the sum of (i) the number of shares of Common Stock tendered as payment upon the exercise of the option to which such reload option relates, and (ii) the number of shares of the Company's Common Stock tendered as payment of the amount to be withheld under income tax laws in connection with the exercise of the option to which such reload option relates. Reload options may be granted with respect to options granted under any stock option plan of the Company.

         The holder of restricted stock may have all of the rights of a shareholder of the Company, including the right to vote the shares subject to the restricted stock award and to receive any dividends with respect thereto, or such rights may be restricted as the Committee imposes. Restricted stock may not be transferred by the holder until any restrictions established by the Committee have lapsed. Holders of restricted stock units shall have the right, subject to any restrictions imposed by the Committee, to receive shares of Common Stock (or a cash payment equal to the fair market value of such shares) at some future date. Upon termination of the holder's employment during the restriction period, restricted stock and restricted stock units are forfeited, unless the Committee determines otherwise.

         Performance awards will provide the holder thereof the right to receive payments, in whole or in part, upon the achievement of such goals during such performance periods as the Committee shall establish. A performance award granted under the Plan may be denominated or payable in cash, shares of Common Stock, or restricted stock, other securities, other awards or other property.

         The holder of an SAR will be entitled to receive the excess of the fair market value (calculated as of the exercise date or, if the Committee shall so determine, as of any time during a specified period before or after the exercise date) of a specified number of shares over the grant price of the SAR.

         The Committee is also authorized to establish the terms and conditions of other stock-based awards.

Miscellaneous

         Except as otherwise provided in any award agreement (other than an award agreement relating to an Incentive Stock Option) pursuant to terms determined by the Committee, no award granted under the Plan may be assigned, transferred, pledged or otherwise encumbered by the individual to whom it is granted, otherwise than by will, by designation of a beneficiary, or by laws of descent and distribution. Except as otherwise provided, each award shall be exercisable, during such individual's lifetime, only by such individual, or, if permissible under applicable law, by such individual's guardian or legal representative.

         If any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company or other similar corporate transaction or events affects the shares of Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or under an award, the Committee may, in such manner as it deems equitable or appropriate in order to prevent such dilution or enlargement of any such benefits or potential benefits, adjust any or all of (a) the number and type of shares (or other securities or property) which thereafter may be made the subject of awards, (b) the number and type of shares (or other securities or property) subject to outstanding awards, and (c) the purchase or exercise price with respect to any award. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any award agreement in the manner and to the extent it shall deem desirable to carry the Plan into effect.

         The Board of Directors may amend, alter, suspend, discontinue or terminate the Plan at any time, provided that, without shareholder approval, no such amendment, alteration, suspension, discontinuation or termination shall be made, that (i) would violate the rules or regulations of the Nasdaq National Market or of any securities exchange applicable to the Company; or (ii) would cause the Company to be unable under the Code to grant Incentive Stock Options under the Plan.

Tax Consequences

         The following is a summary of the principal federal income tax consequences generally applicable to awards under the Plan. The grant of an option or SAR is not expected to result in any taxable income for the recipient. The holder of an Incentive Stock Option generally will have no taxable income upon exercising the Incentive Stock Option (except that a liability may arise pursuant to the alternative minimum tax), and the Company will not be entitled to a tax deduction when an Incentive Stock Option is exercised. Upon exercising a Nonqualified Stock Option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock acquired on the date of exercise over the exercise price, and the Company will be entitled at that time to a tax deduction for the same amount. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of Common Stock received are taxable to the recipient as ordinary income and deductible by the Company. The tax consequence to an optionee upon a disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether such shares were acquired by exercising an Incentive Stock Option or by exercising a Nonqualified Stock Option or SAR. Generally, there will be no tax consequence to the Company in connection with the disposition of shares acquired under an option, except that the Company may be entitled to a tax deduction in the case of a disposition of shares acquired under an Incentive Stock Option before the applicable Incentive Stock Option holding periods set forth in the Code have been satisfied.

         With respect to other awards granted under the Plan that are payable in cash or shares of Common Stock that are either transferable or not subject to substantial risk of forfeiture, the holder of such an award must recognize ordinary income equal to the excess of (a) the cash or the fair market value of the shares of Common Stock received (determined as of the date of such receipt) over (b) the amount (if any) paid for such shares of Common Stock by the holder of the award, and the Company will be entitled at that time to a deduction for the same amount. With respect to an award that is payable in shares of Common Stock that are restricted as to transferability and subject to substantial risk of forfeiture, unless a special election is made pursuant to the Code, the holder of the award must recognize ordinary income equal to the excess of (i) the fair market value of the shares of Common Stock received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for such shares of Common Stock by the holder, and the Company will be entitled at that time to a tax deduction for the same amount.

         Under the Plan, the Committee may permit participants receiving or exercising awards, subject to the discretion of the Committee and upon such terms and conditions as it may impose, to surrender shares of Common Stock (either shares received upon the receipt or exercise of the award of shares previously owned by the optionee) to the Company to satisfy federal and state withholding tax obligations. In addition, the Committee may grant, subject to its discretion and such rules as it may adopt, a bonus to a participant in order to provide funds to pay all or a portion of federal and state taxes due as a result of the receipt or exercise of (or lapse of restrictions to) an award. The amount of such bonus will be taxable to the participant as ordinary income, and the Company will have a corresponding deduction equal to such amount (subject to the usual rules concerning reasonable compensation).

Options Granted Subject To Stockholder Approval

         On February 22, 2000 and March 30, 2000, the Compensation and Stock Option Committee granted the following stock options to the persons listed below, subject to approval of the Plan at the Meeting:

               Mr. Vakoutis                            240,000
               Ms. Gleber                              120,000
               Mr. Prior                                78,787
               Mr. Tella                                60,000
               Mr. Heisler                              36,000

               All executive officers as a group       570,787

               All employees as a group                770,000
               (except executive officers)


All of these stock options will (1) have an exercise price equal to the closing price of the Common Stock on the day of the Meeting (2) vest over three years,
(3) not be subject to  accelerated  vesting due to termination of employment and
(4) in the case of the officers of the Company, be subject to the same stock ownership requirements as prior options.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE 2000 STOCK INCENTIVE PLAN. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and eligible to vote at the Meeting is required to approve this proposal.

                                   PROPOSAL #4
               APPROVAL OF AMENDMENT TO THE NON-EMPLOYEE DIRECTOR
                                STOCK OPTION PLAN

Proposed Amendments
         The Company's Board of Directors has adopted, subject to shareholder approval, amendments to the Non-Employee Director Stock Option Plan (the "Director Plan") to

         (a) increase the number of shares of Common Stock available for issuance pursuant to options granted thereunder from 250,000 to 650,000,

         (b) provide that the non-employee directors and director nominees elected at the Meeting shall each be granted an option for 24,000 shares,

         (c) provide that any person who was a non-employee director during 1999 who is not nominated for re-election to the Board at the Meeting, or who resigns from the Board of Directors following the entry of final non-appealable orders in the pending litigation, shall receive an option for 12,000 shares under the Director Plan as though that director had been re-elected as a director at the next stockholder meeting after such non-nomination or resignation,

         (d ) provide that any option granted pursuant to clause (c), and any other options held by a person receiving a grant of an option pursuant to clause (c), shall be immediately vested and exercisable and shall remain exercisable until the second anniversary of the termination of such person's service as a director of the Company,

         (e) provide that for all directors who are granted options for 24,000 shares pursuant to clause (b) above, there shall be no grants under the Director Plan in connection with the Company's 2001 annual stockholders meeting,

         (f) increase the number of options granted to each non-employee director in connection with annual stockholder meetings after 2001 to 12,000,

         (g) provide that for all directors elected after the May 31, 2000 stockholders meeting the automatic initial grant of options be increased from 10,000 to 12,000 shares. Additionally, any director elected after the 2000 Annual Meeting and before the 2002 Annual
         Meeting will receive a prorated portion of 24,000 option shares according to the date the director is elected to the Board (e.g. a director elected six months after the 2000 Annual Meeting would receive 18,000 option shares), and

         (h) provide that all current non-employee directors have the right to surrender on or before June 15, 2000 options held by him with an exercise price exceeding $10 per share. Such surrendered options will be exchanged for new options according to the following:

                   * As to options with an exercise price of $20 or more per share, each director may exchange a maximum of 15,000 options shares and receive in exchange an option for one-third the number of option shares surrendered.

                   * As to options with an exercise price of $10 per share, but less that $20 per share, each director may exchange a maximum of 15,000 option shares and receive in exchange that number of shares equal to the product of (i) the number of option shares surrendered times (ii) the ratio of the closing price of the Common Stock on May 31, 2000 to the original exercise price of the option shares surrendered.

         The options granted in exchange for the surrendered options will be granted at an exercise price equal to the closing price of the Common Stock on May 31, 2000.

         The Company believes it is important that the interests of its directors be aligned with those of its stockholders and the Plan provides a means of strengthening that link. The Company believes that the increase in authorized shares is necessary because of the need to continue to make awards under the Director Plan to attract and retain non-employee directors.

Summary of the Director Plan

         Since August 23, 1995, the Company has maintained the Director Plan for the benefit of non-employee directors of the Company. The Director Plan is administered by the Board which has the authority to adopt such rules and regulations and to make such determinations that are not inconsistent with the Director Plan and are necessary or desirable for its implementation and administration.

         Prior to the amendments proposed above, the Director Plan provides for the grant of options to purchase up to an aggregate of 250,000 shares of Common Stock, of which 65,000 shares remain available for grant as of April 25, 2000. Subject to shareholder approval at the Meeting, the total number of shares that may be granted under the Director Plan will be increased by 400,000 to 650,000. The market value of a share of Common Stock as of April 25, 2000 was $6.00. Shares of Common Stock covered by expired or terminated options under the Director Plan may be used for subsequent awards under the Director Plan. As of April 25, 2000, 178,751 of the outstanding options granted under the Director Plan were non-qualified stock options.

         The Director Plan provides for the automatic initial grant (i) of options to purchase 10,000 shares to each non-employee director upon his or her initial election as a member of the Board, and (ii) of an option to purchase 5,000 shares each time a non-employee director is re-elected as a member of the Board. Subject to shareholder approval at the Meeting, (a) all of the non-employee directors who are elected or re-elected to the Board at the Meeting will be granted options for 24,000 shares, (b) none of the non-employee directors will be granted options in connection with the annual stockholders meeting in 2001, (c) the number of options to be granted under the Director Plan upon a director's re-election as a member of the Board after 2001 will be increased from 5,000 to 12,000 and (d) any director initially elected to the Board after the Meeting will receive an initial grant of 12,000 options instead of 10,000 options. All options granted under the Director Plan expire no later than ten years after the date of grant or on such earlier date as determined in the event of a reorganization.

The purchase price for the option stock is 100 percent of the fair market value of the stock on the day the option is granted. Options granted under the Plan become exercisable with respect to one third of the shares on the first anniversary of the grant date and thereafter become exercisable with respect to the balance of the shares in equal installments on the last day of each of the eight successive three month periods following the first anniversary of the grant. Each option shall become immediately exercisable in full upon the death or disability of such director or an unsuccessful attempt by such director to win re-election to the Board. Any options subject to this acceleration clause can be exercised in whole or in part within one year after termination. Subject to shareholder approval at the Meeting, (a) any person who was a non-employee director during 1999 who is not nominated for re-election to the Board at the Meeting, or any non-employee director who resigns from the Board of Directors following the entry of final non-appealable orders in the pending litigation, will receive an option for 12,000 shares under the Director Plan as though that director had been re-elected as a director at the next stockholder meeting after such non-nomination or resignation; and (b) any option granted pursuant to clause (a), and any other options held by a person receiving a grant of an option pursuant to clause (a), shall be immediately vested and exercisable and shall remain exercisable until the second anniversary of the termination of such person's service as a director of the Company. In addition, subject to shareholder approval at the Meeting, the current non-employee directors will be given the opportunity to exchange any of their options granted under the Director Plan with an exercise price greater than $10 per share for a new option for a smaller number of shares with an exercise price equal to the closing price of the Common Stock on May 31, 2000. The method for the determination of the number of shares subject to such new options is described above in clause (h) under "Proposal #4 - Proposed Amendments." Under the Director Plan, in the event of a change of control, all outstanding options granted under the Director Plan accelerate and are exercisable in full provided that no option can be exercised by a participant after the termination date of the option. Under the Director Plan, a change in control includes a sale of substantially all of the Company's assets; the acquisition by a person or group of beneficial ownership of 51 percent or more of the outstanding Common Stock or the commencement of a tender offer for such an acquisition; a merger in which the shareholders of the Company receive shares of another company; a reorganization, a merger or other transaction resulting in the consolidation of the Company with another company for federal income tax purposes; and any other transaction in which there is a sufficient change in the share ownership of the Company to change the effective control of the Company.

         Thus, as a result of the proposed amendments to the Director Plan, the following persons will receive the benefits shown below:

(a) each of the eight non-employees nominated for election as directors of the Company at the Meeting will be granted an option for 24,000 shares under the Director Plan as of the date of the Meeting with an exercise price equal to the closing price of the Common Stock on the date of the Meeting;

(b) Messrs. Stuesser, Canet and Hoff will each be granted an option for 12,000 shares under the Director Plan as of the date of the Meeting which option will be immediately exercisable and remain exercisable for two years after the holders date of termination as a director of the Company;

(c) any other options held by Messrs. Stuesser, Canet or Hoff will become immediately exercisable and remain exercisable for two years after the holder's date of termination as a director of the Company; and

(d) each of the six current non-employee directors who hold options granted under the Director Plan with exercise prices over $10 per share will be given the opportunity to exchange those options on or before June 15, 2000 for options for a smaller number of shares with an exercise price equal to the closing price on the date of the Meeting on terms described above in clause (h) under "Proposal #4 - Proposed Amendments." The options which qualify for this exchange held by each of these non-employee directors are show below:
                                                                       Number
                                                       Exercise            of
                    Current Director                      Price        Shares
                    ---------------------------------------------------------
                    Gerardo Canet                      Over $20        15,000
                                                         $13.25         2,918

                    Daniel Gregorie                    Over $20        15,833

                    Lawrence Hoff                      Over $20        15,000
                                                         $13.25         5,000

                    Timothy Maudlin                    Over $20        15,000
                                                         $13.25         5,000

                    Gerard Moufflet                    Over $20        15,000
                                                         $13.25         5,000

                    Lawrence Stuesser                  Over $20        15,000


         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE AMENDMENT OF THE COMPANY'S NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and eligible to vote at the meeting is required to approve this proposal.

                                  OTHER ACTION

         The Board of Directors of the Company is not aware at this time of any other matters which will be presented for action at the Meeting. However, if any matters other than those referred to above properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

                              STOCKHOLDER PROPOSALS

         Proposals of stockholders intended to be presented at the 2001 Annual Meeting of the Stockholders of the Company must be received by the Company no later than December 28, 2000 in order to qualify for inclusion in the Proxy Statement and form of Proxy relating to that meeting. If the Company does not receive notice of any other stockholder proposal to be presented at the 2001 Annual Meeting before March 31, 2001, then the persons named in the proxy solicited by the Board for that meeting will be allowed to exercise discretionary voting power to vote on that proposal.

                          NO INCORPORATION BY REFERENCE

         The information under the headings "Performance Graph" and "Compensation Committee Report on Executive Compensation" shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the information by reference, and shall not otherwise be deemed filed under such acts.

                              INDEPENDENT AUDITORS

         Ernst & Young LLP has acted as independent auditors for the Company since September 1986. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.


                             SOLICITATION STATEMENT

         The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made primarily by mail, but regular employees of the Company may solicit proxies personally, by telephone or telegram. Brokers, nominees, custodians and fiduciaries have been requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Company will reimburse such parties for their reasonable charges and expenses in connection therewith. In addition, the Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies, and has agreed to pay such firm approximately $6,000, plus reasonable expenses incurred, for its services.


Hauppauge, New York                           By Order of the Board of Directors
May 1, 2000

                                              /s/  John C. Prior
                                              ------------------
                                                   JOHN C. PRIOR
                                                   Secretary